Fairchild Refinances Revolving Credit Facility

Lower interest rate further reduces annual interest expense

SAN JOSE, Calif. - Oct. 2, 2014 - Fairchild (NASDAQ: FCS), a leading global supplier of high performance power semiconductor solutions, today announced that it has entered into a new $400 million revolving credit facility which replaces its existing revolver. Fairchild will use the proceeds from the refinancing to retire the old revolving credit facility, which was due to mature in May 2016.

Fairchild will initially draw approximately $200 million from the new facility, which will leave $200 million of undrawn capacity. The new facility matures in September 2019 and continues to include a $300 million accordion feature. The facility is subject to leverage and interest coverage ratios and enables Fairchild to borrow at lower interest rates.

"Fairchild's solid balance sheet and compelling business strategy resulted in a very positive response to the refinancing," said Mark Frey, Fairchild's executive vice president, CFO and treasurer. "The deal was two times oversubscribed with 14 banks participating including five new institutions. We expect this relatively low cost revolver structure to reduce our interest expense by more than $1 million annually, at current debt and EBITDA levels, while giving us a new five year maturity horizon. We believe maintaining a modest level of low cost debt is an important element of our overall capital structure."

Bank of America, N.A. acted as administrative agent with Bank of America Merrill Lynch, HSBC Bank USA, N.A., Citizens Bank, N.A. and Fifth Third Bank acting as joint lead arrangers and joint book runners.

About Fairchild:

Fairchild has a rich history as a pioneer in the semiconductor industry and that pioneering spirit endures today. In an era where diversity can dilute focus and hamper innovation, we specialize in the development and manufacturing of a complete portfolio of low- to high-power solutions for the mobile, industrial, cloud, automotive, lighting, and computing industries. Fairchild is one of the most reliable partners in the industry, offering the shortest time from concept to silicon, expert FAEs for customer support, and a flexible, multi-source supply chain. Our vision is clear - anticipate the power efficiencies demanded by tomorrow's electronic products and deliver an amazing design experience.

Delivering this vision is Fairchild's way of making the world a cleaner and a better place. We accomplish this via a deeply human-centric approach: engage our employees, and strive to delight all our customers with great products at a fair price. If you use a smart phone, drive a car, own a modern appliance, or enjoy film animation you have experienced the power of Fairchild. Fairchild is unique in its deployment of design thinking in conceiving and delivering these advanced products. Our foundation is our guiding principles, which recognizes the inseparability of engaged employees and delighted customers, and encourages our employees to simplify, challenge, explore, play, excel, respect, go fast, and be direct. Please contact us on the web at ww.fairchildsemi.com.

Investor Relations Contact:

Dan Janson

VP, Investor Relations

Phone: 207-775-8660

investor@fairchildsemi.com